VBI Vaccines Announces Dosing of First Recurrent GBM Patient in Part B of Ongoing Phase 1/2a Study of VBI-1901

-	Part B of the study, a subsequent extension of the optimal dose from Part A, to enroll 10 first-recurrent GBM patients

-	Initial immunologic data from Part B expected around year-end 2019

-	Expanded immunologic data and tumor and clinical responses expected H1 2020

CAMBRIDGE, Mass. (July 29, 2019) – VBI Vaccines Inc. (Nasdaq: VBIV) (“VBI”), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced that the first patient has been dosed in Part B of the ongoing Phase 1/2a clinical study of VBI-1901, VBI’s oncology immunotherapeutic, in recurrent glioblastoma (GBM) patients.

“We were very encouraged by the results we saw in Part A of the study, notably that three out of the six patients in the high-dose cohort had evidence of stable disease by magnetic resonance imaging,” said David Anderson, Ph.D., VBI’s Chief Scientific Officer. “In part B of the study, we are narrowing the enrollment criteria to first-recurrent GBM patients so that we may better assess the potential correlation between immunogenicity and tumor and clinical responses to VBI-1901. GBM is an incredibly aggressive and devastating disease with very few treatment options, and we believe VBI-1901 has the potential to help address this tragic unmet medical need.”

The ongoing two-part study is a multi-center, open-label study conducted at The Neurological Institute of New York Columbia University Medical Center, Dana-Farber Cancer Institute, and Massachusetts General Hospital.

About the Phase 1/2a Study Design

VBI’s two-part Phase 1/2a study is a multi-center, open-label, dose-escalation study of VBI-1901 in up to 28 patients with recurrent GBM:

●	Part A:

○	Dose-escalation phase that defined the safety, tolerability, and optimal dose level of VBI-1901 in recurrent GBM patients.
○	This phase enrolled 18 recurrent GBM patients across three dose cohorts of VBI-1901: 0.4 µg, 2.0 µg, and 10.0µg.

●	Part B:

○	Subsequent extension of the optimal dose level, 10.0 µg, as defined in the Part A dose escalation phase.
○	This phase is expected to enroll an expanded cohort of approximately 10 additional first-recurrent GBM patients.

VBI-1901 is administered intradermally and is adjuvanted with granulocyte-macrophage colony-stimulating factor (GM-CSF), a potent adjuvant that mobilizes dendritic cell function. Patients in both phases of the study will receive the vaccine immunotherapeutic every four weeks until tumor progression.

Additional information, including a detailed description of the study design, eligibility criteria, and investigator sites, is available at ClinicalTrials.gov using identifier NCT03382977.

About VBI Vaccines Inc.

VBI Vaccines Inc. (Nasdaq: VBIV) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI is advancing the prevention and treatment of hepatitis B, with the only commercially-approved trivalent hepatitis B vaccine, Sci-B-Vac®, which is approved for use in Israel and 10 other countries and is currently in a Phase 3 program in the U.S., Europe, and Canada, and with an immunotherapeutic in development for a functional cure for chronic hepatitis B. VBI’s eVLP Platform technology allows for the development of enveloped virus-like particles (eVLP) that closely mimic the target virus to elicit a potent immune response. Integrating its cytomegalovirus (CMV) expertise with the eVLP platform technology, VBI’s lead eVLP program candidates include a prophylactic CMV vaccine candidate and a glioblastoma (GBM) vaccine immunotherapeutic candidate. VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

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Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The company cautions that such statements involve risks and uncertainties that may materially affect the company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the Company’s filings with the Securities and Exchange Commission and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2019, and filed with the Canadian security authorities at sedar.com on February 25, 2019, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson

Associate, Corporate Communications

Phone: (617) 830-3031 x124

Email: info@vbivaccines.com

VBI Investor Contact

Nell Beattie

Chief Business Officer

Email: ir@vbivaccines.com

VBI Media Contact

Burns McClellan, Inc.

Robert Flamm, Ph.D.

Phone: (212) 213-0006

Email: rflamm@burnsmc.com